UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2010

CLEANTECH INNOVATIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53511	98-0516425
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

C District, Maoshan Industry Park, Tieling Economic Development Zone, Tieling, Liaoning Province, China	112616
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 0410-6129922

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On December 16, 2010, the Board of Directors of CleanTech Innovations, Inc. voted to (i) increase the size of the Board of Directors to six and (ii) appoint Joseph S. Rizzello as a member of the Board of Directors and as a member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee effective immediately. The Board of Directors has determined that Mr. Rizzello is an independent director pursuant to the NASDAQ Stock Market listed company standards and the independence standards set forth in our corporate governance guidelines.

There are no arrangements or understandings between Mr. Rizzello and any other persons pursuant to which Mr. Rizzello was elected as director, nor are there any transactions between Mr. Rizzello and us in which he has a direct or indirect material interest that we are required to report pursuant to the rules and regulations of the Commission.

Mr. Rizzello will receive compensation of $40,000 per annum and be granted options, effective December 16, 2010, to purchase an aggregate of 30,000 shares of our common stock, with options to purchase 10,000 shares vesting immediately and the remainder to vest in increments of 10,000 shares on each subsequent anniversary of the grant date. The options expire on the third anniversary of the vesting date and may be exercised at the price of $8.40 per share, which was the closing price of our common stock on the NASDAQ Capital Market on December 15, 2010.

Item 8.01 Other Events.

On December 20, 2010, CleanTech Innovations, Inc. issued a press release announcing the appointment of Mr. Rizzello to the Board of Directors.

A copy of the press release is furnished as Exhibit 99.99 to this report and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.99	Press Release, “CleanTech Innovations, Inc. Welcomes Joseph S. Rizzello, CEO of the National Stock Exchange, Inc., as an Independent Board Member,” dated December 20, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEANTECH INNOVATIONS, INC.
(Registrant)

Date:	December 20, 2010	By:	/s/ Bei Lu
		Name:	Bei Lu
		Title:	Chief Executive Officer